EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2008 accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Compass Diversified Holdings and Subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Compass Diversified Holdings and Subsidiaries on Forms S-3 (File Nos. 333-147218 and 333-147217, effective November 26, 2007)

/s/  Grant Thornton LLP

New York, New York
March 13, 2008